Exhibit 99.1

EQT Reports Second Quarter 2017 Earnings

Continued volume growth, with average pricing up 36% year-over-year

PITTSBURGH--(BUSINESS WIRE)--July 27, 2017--EQT Corporation (NYSE: EQT) today announced second quarter 2017 net income attributable to EQT of $41.1 million, or $0.24 earnings per diluted share (EPS), compared to second quarter 2016 net loss attributable to EQT of $258.6 million, or $1.55 loss per share. Net cash provided by operating activities was $294.2 million, $85.7 million higher than the second quarter 2016. Earnings and cash flow were higher primarily as a result of increases in commodity prices and produced volumes.

Adjusted net income attributable to EQT was $10.1 million for the quarter, compared to an adjusted net loss attributable to EQT of $63.2 million in the second quarter 2016. Adjusted EPS was $0.06, compared to a $0.38 loss per share in the second quarter of 2016 – primarily due to an increase in natural gas prices. Adjusted operating cash flow attributable to EQT was $223.3 million this quarter, which was $118.0 million higher than the same period last year. The Non-GAAP Disclosures section of this news release provides reconciliations of non-GAAP financial measures to the most comparable GAAP financial measure, as well as important disclosures regarding certain projected non-GAAP financial measures.

Steve Schlotterbeck, president and chief executive officer, stated, "Significant sales volume growth and an increase in the average realized price contributed to our strong second quarter results. We were also able to ramp up execution of our consolidation strategy by entering into an agreement to acquire Rice Energy.”

Schlotterbeck continued, "Rice is an outstanding strategic and operational fit for us and we anticipate the combined entities will capture significant operating efficiencies, improve overall well economics, and deliver stronger returns to our shareholders. With our asset position in one of the most prolific natural gas basins in the world, we remain confident in our ability to drive both near- and long-term value creation."

Second Quarter Highlights:

  Announced an agreement to acquire Rice Energy
  Production sales volume was 7% higher than second quarter 2016
  Average realized price was 36% higher than second quarter 2016
  Distributions payable to EQT from EQGP totaled $50 million

RESULTS BY BUSINESS

EQT PRODUCTION

EQT Production achieved sales volume of 198.1 Bcfe in the second quarter 2017, representing a 7% increase over the second quarter last year.

EQT Production’s operating income totaled $52.8 million for the quarter, compared to an operating loss of $447.7 million in the second quarter 2016. The $500.5 million increase was primarily attributable to increases in gains on derivatives not designated as hedges, an increase in the average realized price, and an increase in production sales volume, partly offset by increased operating expenses. Operating revenue totaled $631.1 million for the second quarter 2017, which was $554.1 million higher than the second quarter 2016.

EQT Production’s adjusted operating loss, a non-GAAP financial measure, totaled $4.2 million for the quarter, compared to an adjusted operating loss of $118.1 million in 2016. Adjusted operating revenue, a non-GAAP financial measure, was $566.1 million for the quarter, which was $176.0 million higher than the same period last year, primarily due to a higher average realized sales price and increased production sales volume. Average realized price for the second quarter 2017 was $2.86 per Mcfe, 36% higher than the $2.11 per Mcfe realized in the same period last year. Pipeline and net marketing services revenue totaled $8.1 million in the quarter.

EQT Production’s operating expenses for the quarter were $578.3 million, $53.6 million higher than the same period last year. Transmission expenses were $37.7 million higher, primarily due to volumes transported on the Rockies Express Pipeline and the Ohio Valley Connector (OVC); processing expenses were $17.7 million higher, consistent with higher wet gas volumes; depreciation, depletion, and amortization expense (DD&A) was $10.4 million higher; gathering expense was $6.9 million higher; and production tax was $1.8 million higher consistent with higher volumes; while LOE, excluding production tax, was $3.3 million lower as a result of consolidating Kentucky operations, and selling, general and administrative expense (SG&A) was $1.0 million lower, excluding $9.4 million of pension settlement charges and $7.1 million of legal reserves charges recorded in the second quarter 2016.

The Company drilled (spud) 66 gross wells during the second quarter 2017, including 43 Marcellus wells, with an average expected length-of-pay of 8,200 feet; and 23 Upper Devonian wells, with an average expected length-of-pay of 8,300 feet. The Company turned-in-line 17 wells during the second quarter 2017, including 15 Marcellus wells, and 2 Upper Devonian wells.

In anticipation of the merger with Rice Energy, EQT has suspended its Utica test program as improved returns on Marcellus wells resulting from longer laterals made possible by the Rice acquisition are higher than the return expected on the average Utica well today. The Company’s 2017 sales volume guidance has been reduced by 10 – 15 Bcfe as a result of the suspension of the Company’s Utica test program.

EQT GATHERING

EQT Gathering second quarter 2017 operating income was $83.3 million, $10.1 million higher than the second quarter 2016. Operating revenue was $112.1 million, a $12.0 million increase over 2016, primarily driven by production development in the Marcellus Shale. Firm reservation fee revenue was $101.9 million in the second quarter 2017, an $18.3 million increase over the same quarter last year.

EQT Gathering operating expenses were $28.8 million, a $1.9 million increase over the same period last year consistent with higher throughput. Specifically, depreciation and amortization expense was $2.0 million higher; operating and maintenance expense (O&M) was $1.3 million higher; and SG&A was $1.4 million lower.

EQT TRANSMISSION

EQT Transmission second quarter 2017 operating income was $57.8 million, $1.9 million higher than the second quarter 2016. Firm reservation fee revenue was $79.5 million in 2017, a $19.2 million increase over 2016, which was primarily a result of affiliates contracting for additional firm capacity on the OVC. Operating revenue was $86.8 million, an $8.9 million increase over 2016.

Operating expenses were $29.0 million, $7.0 million higher than last year. Depreciation and amortization was $4.9 million higher; O&M was $2.9 million higher; and SG&A was $0.8 million lower.

OTHER BUSINESS

Rice Energy Acquisition

On June 19, 2017, the Company announced that it had entered into a definitive merger agreement under which EQT will acquire all of the outstanding shares of Rice Energy common stock in exchange for 0.37 shares of EQT stock and $5.30 cash per share of Rice stock. EQT will also assume or refinance approximately $1.5 billion of net debt and preferred equity. The transaction is expected to close in the fourth quarter of 2017, subject to customary closing conditions.

EQT Midstream Partners, LP (NYSE: EQM) / EQT GP Holdings, LP (NYSE: EQGP)

On July 25, 2017, EQM announced a cash distribution to its unitholders of $0.935 per unit for the second quarter. EQGP also announced a cash distribution to its unitholders of $0.21 per unit for the second quarter 2017.

The second quarter 2017 financial results for EQM and EQGP were released today and provide operational results, as well as updates on significant midstream projects under development by EQM. This news release is available at www.eqtmidstreampartners.com.

Calculation of Net Income Attributable to Noncontrolling Interest

The results of EQGP and EQM are consolidated in EQT’s results. For the second quarter 2017, EQT’s results reflected earnings of $81.5 million, or $0.47 per diluted share, attributable to the publicly held partnership interests in EQGP and EQM.

Three Months Ended
(thousands)	June 30, 2017
EQM net income	$139,139
Less: General Partner interest (including incentive distribution rights)	36,598
Limited Partner interest in net income	$102,541

EQM LP units
Publicly owned (73.4%)	$75,224
EQGP owned (26.6%)	27,317
Limited Partner interest in net income	$102,541

EQGP net income
EQM LP unit ownership	$27,317
EQM GP unit ownership (including incentive distribution rights)	36,598
EQGP incremental expenses	(585)
Limited Partner interest in net income	$63,330

EQGP units
Publicly owned LP (9.9%)	$6,295
EQT owned LP (90.1%)	57,035
Limited Partner interest in net income	$63,330

Noncontrolling interest in EQT earnings
EQM publicly-owned LP units	$75,224
EQGP publicly-owned LP units	6,295
Net income attributable to noncontrolling interest	$81,519

Hedging

As of July 25, 2017, the approximate volumes and prices of the Company’s derivative commodity instruments hedging sales of produced gas for 2017 through 2019 were:

	2017(a)	2018	2019
NYMEX Swaps
Total Volume (Bcf)	249	189		19
Average Price per Mcf (NYMEX)	$3.35	$3.18		$3.12

Collars
Total Volume (Bcf)	12	18		−
Average Floor Price per Mcf (NYMEX)	$3.06	$3.16	$	−
Average Cap Price per Mcf (NYMEX)	$3.93	$3.63	$	−
(a)	July through December 31
•	The Company also sold calendar year 2017 and 2018 calls/swaptions for approximately 16 Bcf and 33 Bcf, respectively, at strike prices of $3.53 per Mcf and $3.47 per Mcf, respectively
•	For 2017 and 2018, the Company sold puts for approximately 2 Bcf and 3 Bcf, respectively, at a strike price of $2.63 per Mcf
•	The average price is based on a conversion rate of 1.05 MMBtu/Mcf

Operating Income (Loss)

The Company reports operating income (loss) by segment in this news release. Interest, income taxes, and unallocated expense are controlled on a consolidated, corporate-wide basis and are not allocated to the segments.

The following table reconciles operating income (loss) by segment, as reported in this news release, to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(thousands)	2017	2016	2017	2016
Operating income (loss):
EQT Production	$52,765	$(447,735)	$310,195	$(453,213)
EQT Gathering	83,310	73,175	156,899	145,779
EQT Transmission	57,782	55,854	129,306	120,370
Unallocated expense	(4,063)	(5,786)	(15,962)	(10,227)
Operating income (loss)	$189,794	$(324,492)	$580,438	$(197,291)

Unallocated expenses consist primarily of compensation expense and Rice Energy acquisition costs.

Marcellus Horizontal Well Status (cumulative since inception)

	As of	As of	As of	As of	As of
	6/30/17	3/31/17**	12/31/16*	9/30/16*	6/30/16*
Wells drilled (spud)	1,259	1,216	1,046	949	896
Wells online	1,028	1,013	875	816	774
Wells complete, not online	15	20	21	32	34
Wells drilled, uncompleted	216	183	150	101	88

*Includes wells acquired in 2016
**Includes wells acquired in Q1 2017

NON-GAAP DISCLOSURES

Adjusted Net Income (Loss) Attributable to EQT and Adjusted EPS

Adjusted net income (loss) attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends. Adjusted net income attributable to EQT and adjusted EPS should not be considered as alternatives to net income attributable to EQT or EPS presented in accordance with GAAP. Adjusted net income (loss) attributable to EQT as presented excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement, pension settlement charges and Rice Energy acquisition costs. Management utilizes adjusted net income (loss) attributable to EQT to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the income from natural gas sales is not impacted by the often volatile fluctuations in the fair value of derivatives prior to settlement. The measure also excludes other items that affect the comparability of results. Management believes that adjusted net income (loss) attributable to EQT as presented provides useful information for investors for evaluating period-over-period earnings.

The table below reconciles adjusted net income (loss) attributable to EQT and adjusted EPS with net income (loss) attributable to EQT and EPS as derived from the statements of consolidated operations to be included in EQT’s report on Form 10-Q for the quarter ended June 30, 2017.

	Three Months Ended
	June 30,
(thousands, except per share information)	2017	2016
Net income (loss) attributable to EQT, as reported	$41,126	$(258,645)
Add back / (deduct):
Pension settlement charges	–	9,403
Rice Energy acquisition costs	5,054	–
(Gain) loss on derivatives not designated as hedges	(46,326)	234,693
Net cash settlements (paid) received on derivatives not designated as hedges	(11,191)	86,097
Premiums received (paid) for derivatives that settled during the period	532	(553)
Tax impact of non-GAAP items*	20,876	(134,163)
Adjusted net income (loss) attributable to EQT	$10,071	$(63,168)
Diluted weighted average common shares outstanding	173,582	166,801
Diluted EPS, as adjusted	$0.06	$(0.38)
*

A tax rate of 40.2% and 40.7% for the three month periods ended June 30, 2017 and 2016, respectively, was applied to the items under the caption “Add back (deduct)”. This represents the incremental deferred tax benefit (expense) that would have been incurred had these items been excluded from net income (loss) attributable to EQT.

Operating Cash Flow, Adjusted Operating Cash Flow Attributable to EQT and Adjusted Operating Cash Flow Attributable to EQT Production

Operating cash flow, adjusted operating cash flow attributable to EQT and adjusted operating cash flow attributable to EQT Production are non-GAAP supplemental financial measures that are presented as indicators of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EQT includes this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements and therefore may not relate to the period in which the operating activities occurred. Adjusted operating cash flow attributable to EQT excludes the noncontrolling interest portion of EQT Midstream Partners (EQM) adjusted EBITDA (a non-GAAP supplemental financial measure reconciled below). Management believes that removing the impact on operating cash flows of the public unitholders of EQGP and EQM that is otherwise required to be consolidated in EQT’s results provides useful information to an EQT investor. As used in this news release, adjusted operating cash flow attributable to EQT Production means the EQT Production segment’s total operating revenues less the EQT Production segment’s cash operating expense, less gains (losses) on derivatives not designated as hedges, plus net cash settlements received (paid) on derivatives not designated as hedges, plus premiums received (paid) for derivatives that settled during the period, plus EQT Production asset impairments (if applicable). Operating cash flow, adjusted operating cash flow attributable to EQT and adjusted operating cash flow attributable to EQT Production should not be considered as alternatives to net cash provided by operating activities presented in accordance with GAAP. The table below reconciles operating cash flow and adjusted operating cash flow attributable to EQT with net cash provided by operating activities, as derived from the statements of condensed consolidated cash flows to be included in EQT’s report on Form 10-Q for the quarter ended June 30, 2017.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(thousands)	2017	2016	2017	2016
Net cash provided by operating activities	$294,177	$208,487	$808,994	$493,404
Add back / (deduct)
Changes in other assets and liabilities	43,994	(1,000)	(25,630)	40,818
Operating cash flow (a non-GAAP measure)	338,171	207,487	783,364	534,222
(Deduct) / add back:
EQT Midstream Partners adjusted EBITDA(1)	(165,238)	(138,136)	(333,902)	(279,707)
Cash distribution payable to EQT(2)	50,340	35,957	96,126	68,079
Adjusted operating cash flow attributable to EQT	$223,273	$105,308	$545,588	$322,594
(1)	EQT Midstream Partners adjusted EBITDA is a non-GAAP supplemental financial measure reconciled in this section
(2)	Cash distribution payable to EQT for the three and six months ended June 30, 2017 and 2016, represents the distribution payable from EQGP to EQT

EQT has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow attributable to EQT or EQT Production to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. EQT is unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. EQT is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its and customers’ payments, with accuracy to a specific day, three or more months in advance. Therefore, EQT is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow attributable to EQT and EQT Production to projected net cash provided by operating activities, without unreasonable effort.

EQT Production Adjusted Operating Revenues

The table below reconciles EQT Production adjusted operating revenues, a non-GAAP supplemental financial measure, to EQT Production total operating revenues, as reported in the EQT Production Results of Operations, its most directly comparable financial measure calculated in accordance with GAAP. Refer to Financial Information by Business Segment footnote to be included in EQT’s report on Form 10-Q for the quarter ended June 30, 2017 for a reconciliation of EQT Production total operating revenues to EQT Corporation total operating revenues, as reported.

EQT Production adjusted operating revenues (also referred to as total natural gas & liquids sales, including cash settled derivatives) is presented because it is an important measure used by the Company’s management to evaluate period-over-period comparisons of earnings trends. EQT Production adjusted operating revenues as presented excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement and the revenue impact of certain pipeline and net marketing services. Management utilizes EQT Production adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts and thus does not impact the revenue from natural gas sales with the often volatile fluctuations in the fair value of derivatives prior to settlement. EQT Production adjusted operating revenues also excludes "Pipeline and net marketing services" because management considers these revenues to be unrelated to the revenues for its natural gas and liquids production. "Pipeline and net marketing services" includes revenues for gathering services provided to third-parties, as well as both the cost of and recoveries on third-party pipeline capacity not used for EQT Production sales volume. Management further believes that EQT Production adjusted operating revenues, as presented, provide useful information to investors for evaluating period-over-period earnings trends.

Calculation of EQT Production Adjusted	Three Months Ended		Six Months Ended
Operating Revenue	June 30,		June 30,
$ in thousands (unless noted)	2017	2016	2017	2016
EQT Production total operating revenues, as reported on segment page	$631,101	$76,953	$1,459,763	$560,660
(Deduct) / add back:
(Gain) loss on derivatives not designated as hedges	(46,326)	234,693	(187,068)	125,698
Net cash settlements (paid) received on derivatives not designated as hedges	(11,191)	86,097	(20,158)	195,229
Premiums received (paid) for derivatives that settled during the period	532	(553)	1,058	(1,016)
Pipeline and net marketing services	(8,061)	(7,114)	(22,516)	(17,399)
EQT Production adjusted operating revenue, a non-GAAP measure	$566,055	$390,076	$1,231,079	$863,172

Total sales volumes (MMcfe)	198,080	184,548	388,014	364,483

Average realized price ($/Mcfe)	$2.86	$2.11	$3.17	$2.37

EQT Production Adjusted Operating Income (Loss)

The table below reconciles EQT Production adjusted operating income (loss), a non-GAAP supplemental financial measure, to EQT Production operating income (loss), as reported in the EQT Production Results of Operations. Refer to the Operating Income (Loss) section in this news release for a reconciliation of EQT Production total operating income (loss) to EQT Corporation total operating income (loss), as reported.

EQT Production adjusted operating income (loss) is presented because it is an important measure used by EQT’s management to evaluate period-over-period comparisons of earnings trends. EQT Production adjusted operating income (loss) should not be considered as an alternative to EQT Corporation operating income presented in accordance with GAAP. EQT Production adjusted operating income (loss) as presented excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement. Management utilizes EQT Production adjusted operating income (loss) to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts and thus the income from natural gas sales is not impacted by the often volatile fluctuations in the fair value of derivatives prior to settlement. The measure also excludes other items that affect the comparability of results. Management believes that EQT Production adjusted operating income (loss) as presented provides useful information for investors for evaluating period-over-period earnings.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(thousands)	2017	2016	2017	2016
EQT Production operating income (loss), as reported on segment page	$52,765	$(447,735)	$310,195	$(453,213)
(Deduct) / add back:
(Gain) / loss on derivatives not designated as hedges	$(46,326)	234,693	(187,068)	125,698
Net cash settlements (paid) received on derivatives not designated as hedges	(11,191)	86,097	(20,158)	195,229
Premiums received (paid) for derivatives that settled during the period	532	(553)	1,058	(1,016)
Pension settlement charges	−	9,403	−	9,403
EQT Production adjusted operating (loss) income	$(4,220)	$(118,095)	$104,027	$(123,899)

EQT Midstream Partners Adjusted EBITDA

As used in this news release, EQT Midstream Partners adjusted EBITDA means EQM’s net income plus EQM’s net interest expense, depreciation and amortization expense, income tax expense (if applicable), preferred interest payments received post-conversion, and non-cash long-term compensation expense less EQM’s equity income, AFUDC-equity, pre-acquisition capital lease payments for Allegheny Valley Connector, LLC (AVC), and adjusted EBITDA of assets prior to acquisition. EQT Midstream Partners adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of EQT’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess the effects of the noncontrolling interests in relation to:

  EQT's operating performance as compared to other companies in its industry;
  the ability of EQT's assets to generate sufficient cash flow to make distributions to its investors;
  EQT's ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQT believes that EQT Midstream Partners adjusted EBITDA provides useful information to investors in assessing EQT's financial condition and results of operations. EQT Midstream Partners adjusted EBITDA should not be considered as an alternative to EQM’s net income, operating income, or any other measure of financial performance or liquidity presented in accordance with GAAP. EQT Midstream Partners adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect EQM's net income. Additionally, because EQT Midstream Partners adjusted EBITDA may be defined differently by other companies in EQT's or EQM's industries, the definition of EQT Midstream Partners adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles EQT Midstream Partners adjusted EBITDA with EQM’s net income, as derived from the statements of consolidated operations to be included in EQM’s report on Form 10-Q for the quarter ended June 30, 2017.

EQM is unable to provide a reconciliation of projected EQT Midstream Partners adjusted EBITDA to projected EQM net income, the most comparable financial measure calculated in accordance with GAAP, because EQM does not provide guidance with respect to the intra-year timing of its or Mountain Valley Pipeline, LLC’s capital spending, which impact AFUDC-debt and equity as well as equity earnings, among other items, that are reconciling items between EQT Midstream Partners adjusted EBITDA and EQM net income. The timing of capital expenditures is volatile as it depends on weather, regulatory approvals, contractor availability, system performance and various other items. EQM provides a range for the forecasts of EQM net income and EQT Midstream Partners adjusted EBITDA to allow for the variability in the timing of capital spending and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected EQT Midstream Partners adjusted EBITDA to projected EQM net income is not available without unreasonable effort.

		Three Months Ended		Six Months Ended
		June 30,		June 30,
(thousands, unless noted)		2017	2016	2017	2016
Net income		$139,139	$131,859	$282,335	$268,594
Add back:
Net interest expense		8,662	4,094	16,588	8,646
Depreciation and amortization expense		21,400	14,531	41,947	28,538
Income tax expense		−	3,485	−	6,920
Preferred interest payments received post conversion		2,746	−	5,492	−
Non-cash long-term compensation expense		−	−	225	195
Less:
Equity income		(5,111)	(1,850)	(9,388)	(3,439)
AFUDC - equity		(1,598)	(5,793)	(3,297)	(8,730)
Pre-acquisition capital lease payments for AVC		−	(4,036)	−	(13,400)
Adjusted EBITDA attributable to the assets prior to acquisition		−	(4,154)	−	(7,617)
EQT Midstream Partners Adjusted EBITDA	$	$165,238	$138,136	$333,902	$279,707

Second quarter 2017 Webcast Information

The Company's conference call with securities analysts begins at 10:30 a.m. ET today and will be broadcast live via the Company's web site at www.eqt.com, and on the investor information page of the Company’s web site at ir.eqt.com, with a replay available for seven days following the call.

EQT Midstream Partners, LP and EQT GP Holdings, LP, for which EQT Corporation is the parent company, will also host a joint conference call with security analysts today, beginning at 11:30 a.m. ET. The call will be broadcast live via www.eqtmidstreampartners.com, with a replay available for seven days following the call.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. With more than 125 years of experience, EQT continues to be a leader in the use of advanced horizontal drilling technology – designed to minimize the potential impact of drilling-related activities and reduce the overall environmental footprint. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. EQT also owns a 90% limited partner interest in EQT GP Holdings, LP. EQT GP Holdings, LP owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP.

Visit EQT Corporation at www.EQT.com.

EQT Management speaks to investors from time-to-time and the analyst presentation for these discussions, which is updated periodically, is available via the Company’s investor relations website at http://ir.eqt.com.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns approximately 950 miles of FERC-regulated interstate pipelines; and also owns approximately 1,800 miles of high- and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com.

About EQT GP Holdings:

EQT GP Holdings, LP is a limited partnership that owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP. EQT Corporation owns a 90% limited partner interest in EQT GP Holdings, LP.

Visit EQT GP Holdings, LP at www.eqtmidstreampartners.com.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery) and “3P” (proved, probable and possible), that the SEC’s guidelines prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain.

Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s strategy to develop its Marcellus, Upper Devonian, Utica, and other reserves; drilling plans and programs (including the number, type, average length-of-pay or lateral length and location of wells to be drilled and number and type of drilling rigs); projected natural gas prices, basis and average differential; total resource potential, reserves and EUR; projected Company and third party production sales volume and growth rates (including liquids sales volume and growth rates); projected unit costs and well costs; projected pipeline and net marketing services revenues; projected gathering and transmission volume and growth rates; the Company’s access to, and timing of, capacity on pipelines; infrastructure programs (including the timing, cost and capacity of the transmission and gathering expansion projects); the cost, timing of regulatory approvals and anticipated in-service date of the Mountain Valley Pipeline (MVP) project; the ultimate terms, partners and structure of the MVP joint venture; technology (including drilling and completion techniques); acquisition transactions; the Company’s ability to complete, the timing of, and the Company’s financing of the funds required for, the Company’s acquisition of Rice Energy, and the Company’s ability to achieve the anticipated synergies from the transaction; monetization transactions, including asset sales, joint ventures or other transactions involving the Company’s assets; the projected cash flows resulting from the Company’s limited partner interests in EQGP; internal rate of return (IRR) and returns per well; projected capital contributions and expenditures; potential future impairments of the Company’s assets; liquidity and financing requirements, including funding sources and availability; changes in the Company’s or EQM’s credit ratings; projected net income attributable to noncontrolling interests, adjusted operating cash flow attributable to EQT, adjusted operating cash flow attributable to EQT Production, EBITDA, revenues and cash-on-hand; hedging strategy; the effects of government regulation and litigation; projected dividend and distribution amounts and rates; and tax position and projected effective tax rate. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2016 as filed with the SEC, as updated by any subsequent Form 10-Qs.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQGP and its subsidiaries, including EQM, is derived from publicly available information published by the partnerships.

Important Additional Information

In connection with the proposed transaction, EQT will file with the SEC a Registration Statement on Form S-4 that will include a Joint Proxy Statement of EQT and Rice and a Prospectus of EQT, as well as other relevant documents concerning the proposed transaction. The proposed transaction involving EQT and Rice will be submitted to EQT’s shareholders and Rice’s stockholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF EQT AND STOCKHOLDERS OF RICE ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about EQT and Rice, without charge, at the SEC’s website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Investor Relations, EQT Corporation, EQT Plaza, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3111, Tel. No. (412) 553-5700 or to Investor Relations, Rice Energy Inc., 2200 Rice Drive, Canonsburg, Pennsylvania 15317, Tel. No. (724) 271-7200.

Participants in the Solicitation

EQT, Rice, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding EQT’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on February 17, 2017, and certain of its Current Reports on Form 8-K. Information regarding Rice’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on April 17, 2017, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. Free copies of this document may be obtained as described in the preceding paragraph.

2017 GUIDANCE

See the Non-GAAP Disclosures section for important information regarding the non-GAAP financial measures included in this news release, including reasons why EQT is unable to provide projections of its 2017 net cash provided by operating activities, the most comparable financial measure to adjusted operating cash flow attributable to EQT and EQT Production, calculated in accordance with GAAP.

PRODUCTION	Q3 2017	2017
Total production sales volume (Bcfe)	205 – 210	825 – 840
Liquids sales volume, excluding ethane (Mbbls)	3,240 – 3,260	13,200 – 13,600
Ethane sales volume (Mbbls)	1,565 – 1,575	5,850 – 6,050
Total liquids sales volume (Mbbls)	4,805 – 4,835	19,050 – 19,650

Marcellus / Utica Rigs		6 – 9
Top-hole rigs		5 – 7

Unit Costs ($ / Mcfe)
Gathering to EQT Gathering		$ 0.45 – 0.47
Transmission to EQT Transmission		$ 0.20 – 0.22
Third-party gathering and transmission		$ 0.44 – 0.46
Processing		$ 0.21 – 0.23
LOE, excluding production taxes		$ 0.12 – 0.14
Production taxes		$ 0.08 – 0.10
SG&A		$ 0.18 – 0.20
DD&A		$ 1.03 – 1.05

Average differential ($ / Mcf)	$ (0.85) – (0.75)	$ (0.55) – (0.45)

Pipeline and net marketing services ($MM)	$ 0 – 10	$ 35 – 45
FINANCIAL ($MM)
Net income attributable to noncontrolling interest ($MM)	$ 80 – 82	$ 335 – 345

ADJUSTED OPERATING CASH FLOW ($MM)
Adjusted operating cash flow attributable to EQT Production		$ 1,100
Distributions from EQGP		200
Interest, taxes, and other items		(100)
Adjusted operating cash flow attributable to EQT		$ 1,200

Based on current NYMEX natural gas prices of $3.18
All guidance, forecasts and projections included in this news release do not reflect the pro forma impact of the Company’s pending acquisition of Rice Energy

EQT CORPORATION AND SUBSIDIARIES
Statements of Consolidated Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Thousands except per share amounts)
Revenues:
Sales of natural gas, oil and NGLs	$576,714	$304,532	$1,250,179	$668,959
Pipeline and net marketing services	67,853	57,692	151,169	129,339
Gain (loss) on derivatives not designated as hedges	46,326	(234,693)	187,068	(125,698)
Total operating revenues	690,893	127,531	1,588,416	672,600

Operating expenses:
Transportation and processing	134,818	84,207	268,524	161,400
Operation and maintenance	20,581	16,353	40,867	33,489
Production	44,393	45,891	90,182	87,093
Exploration	3,481	3,591	6,603	6,714
Selling, general and administrative	57,009	77,352	129,067	135,335
Depreciation, depletion and amortization	240,817	224,629	472,735	445,860
Total operating expenses	501,099	452,023	1,007,978	869,891

Operating income (loss)	189,794	(324,492)	580,438	(197,291)

Other income	6,638	7,644	10,019	12,484
Interest expense	44,078	36,305	86,733	72,485
Income (loss) before income taxes	152,354	(353,153)	503,724	(257,292)
Income tax expense (benefit)	29,709	(172,346)	130,374	(164,910)
Net income (loss)	122,645	(180,807)	373,350	(92,382)
Less: Net income attributable to noncontrolling interests	81,519	77,838	168,232	160,627
Net income (loss) attributable to EQT Corporation	$41,126	$(258,645)	$205,118	$(253,009)

Earnings per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	173,462	166,801	173,320	161,909
Net income (loss)	$0.24	$(1.55)	$1.18	$(1.56)

Diluted:
Weighted average common stock outstanding	173,582	166,801	173,525	161,909
Net income (loss)	$0.24	$(1.55)	$1.18	$(1.56)
Dividends declared per common share	$0.03	$0.03	$0.06	$0.06

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
in thousands (unless noted)	2017	2016	2017	2016
NATURAL GAS
Sales volume (MMcf)	167,682	167,741	332,146	333,015
NYMEX price ($/MMBtu) (a)	$3.18	$1.95	$3.25	$2.02
Btu uplift	0.26	0.16	0.27	0.17
Natural gas price ($/Mcf)	$3.44	$2.11	$3.52	$2.19

Basis ($/Mcf) (b)	(0.60)	(0.75)	(0.39)	(0.58)
Cash settled basis swaps (not designated as hedges) ($/Mcf)	(0.04)	(0.04)	-	0.08
Average differential, including cash settled basis swaps ($/Mcf)	$(0.64)	$(0.79)	$(0.39)	$(0.50)

Average adjusted price ($/Mcf)	$2.80	$1.32	$3.13	$1.69
Cash settled derivatives (cash flow hedges) ($/Mcf)	0.02	0.16	0.01	0.14
Cash settled derivatives (not designated as hedges) ($/Mcf)	(0.02)	0.55	(0.05)	0.50
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.80	$2.03	$3.09	$2.33

Natural gas sales, including cash settled derivatives	$469,165	$342,561	$1,028,364	$777,414

LIQUIDS
NGLs (excluding ethane):
Sales volume (MMcfe) (c)	18,895	14,442	36,035	28,094
Sales volume (Mbbls)	3,149	2,408	6,006	4,683
Price ($/Bbl)	$24.03	$16.12	$27.54	$15.52
Cash settled derivatives (not designated as hedges) ($/Bbl)	(0.32)	-	(0.43)	-
Average NGL price, including cash settled derivatives ($/Bbl)	$23.71	$16.12	$27.11	$15.52

NGL sales	$74,653	$38,805	$162,850	$72,680
Ethane:
Sales volume (MMcfe) (c)	9,771	1,177	16,744	1,177
Sales volume (Mbbls)	1,629	196	2,791	196
Price ($/Bbl)	$6.76	$8.28	$6.72	$8.28
Ethane sales	$11,007	$1,624	$18,739	$1,624
Oil:
Sales volume (MMcfe) (c)	1,732	1,188	3,089	2,197
Sales volume (Mbbls)	289	198	515	366
Price ($/Bbl)	$38.91	$35.78	$41.04	$31.28
Oil sales	$11,230	$7,086	$21,126	$11,454

Total liquids sales volume (MMcfe) (c )	30,398	16,807	55,868	31,468
Total liquids sales volume (Mbbls)	5,067	2,802	9,312	5,245

Liquids sales	$96,890	$47,515	$202,715	$85,758

TOTAL PRODUCTION
Total natural gas & liquids sales, including cash settled derivatives (d)	$566,055	$390,076	$1,231,079	$863,172
Total sales volume (MMcfe)	198,080	184,548	388,014	364,483

Average realized price ($/Mcfe)	$2.86	$2.11	$3.17	$2.37

(a)

The Company’s volume weighted NYMEX natural gas price (actual average NYMEX natural gas price ($/MMBtu) was $3.18 and $1.95 for the three months ended June 30, 2017 and 2016, respectively, and $3.25 and $2.02 for the six months ended June 30, 2017 and 2016, respectively).

(b)	Basis represents the difference between the ultimate sales price for natural gas and the NYMEX natural gas price.
(c)	NGLs, ethane and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods.
(d)	Also referred to in this report as EQT Production adjusted operating revenues, a non-GAAP supplemental financial measure.

EQT PRODUCTION
RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
OPERATIONAL DATA
Sales volume detail (MMcfe):
Marcellus (a)	175,103	160,382	341,472	314,971
Other (b)	22,977	24,166	46,542	49,512
Total production sales volumes (c)	198,080	184,548	388,014	364,483

Average daily sales volumes (MMcfe/d)	2,177	2,028	2,144	2,003

Average realized price ($/Mcfe)	$2.86	$2.11	$3.17	$2.37

Gathering to EQT Gathering ($/Mcfe)	$0.48	$0.50	$0.48	$0.60
Transmission to EQT Transmission ($/Mcfe)	$0.22	$0.19	$0.23	$0.19
Third party gathering and transmission ($/Mcfe)	$0.44	$0.30	$0.46	$0.29
Processing ($/Mcfe)	$0.24	$0.16	$0.23	$0.15
Lease operating expenses (LOE), excluding production taxes ($/Mcfe)	$0.13	$0.16	$0.13	$0.15
Production taxes ($/Mcfe)	$0.09	$0.09	$0.10	$0.08
Production depletion ($/Mcfe)	$1.04	$1.06	$1.04	$1.06

Depreciation, depletion and amortization (DD&A) (thousands):
Production depletion	$205,524	$195,293	$402,986	$387,288
Other DD&A	13,687	13,516	27,322	27,197
Total DD&A	$219,211	$208,809	$430,308	$414,485

Capital expenditures (thousands) (d)	455,721	234,325	1,401,179	471,891

FINANCIAL DATA (thousands)

Revenues:
Sales of natural gas, oil and NGLs	$576,714	$304,532	$1,250,179	668,959
Pipeline and net marketing services	8,061	7,114	22,516	17,399
Gain (loss) on derivatives not designated as hedges	46,326	(234,693)	187,068	(125,698)
Total operating revenues	631,101	76,953	1,459,763	560,660

Operating expenses:
Gathering	110,965	104,035	217,880	204,451
Transmission	116,209	78,556	234,805	153,740
Processing	46,819	29,082	89,579	55,097
LOE, excluding production taxes	26,034	29,312	51,345	56,207
Production taxes	18,359	16,579	38,837	30,886
Exploration	3,481	3,591	6,603	6,714
Selling, general and administrative (SG&A)	37,258	54,724	80,211	92,293
DD&A	219,211	208,809	430,308	414,485
Total operating expenses	578,336	524,688	1,149,568	1,013,873
Operating income (loss)	$52,765	$(447,735)	$310,195	$(453,213)
(a)	Includes Upper Devonian wells.
(b)

Includes 2,510 and 3,842 MMcfe of Utica sales volume for the three months ended June 30, 2017 and 2016, respectively, and 4,972 and 7,795 MMcfe of Utica sales volume for the six months ended June 30, 2017 and 2016, respectively.

(c)	NGLs, ethane and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods.
(d)

Expenditures for segment assets in the EQT Production segment included $49.6 million and $34.8 million for general leasing activity during the three months ended June 30, 2017 and 2016, respectively, and $94.9 million and $68.1 million for general leasing activity during the six months ended June 30, 2017 and 2016, respectively. The three and six months ended June 30, 2017 also includes $141.7 million and $811.2 million of cash capital expenditures for acquisitions, respectively. During the six months ended June 30, 2017, the Company also incurred $9.7 million of non-cash capital expenditures for acquisitions.

EQT GATHERING
RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
FINANCIAL DATA	(Thousands, other than per day amounts)
Firm reservation fee revenues	$101,858	$83,560	$196,129	$165,567
Volumetric based fee revenues:
Usage fees under firm contracts (a)	6,479	11,039	11,300	21,491
Usage fees under interruptible contracts	3,808	5,556	7,045	11,106
Total volumetric based fee revenues	10,287	16,595	18,345	32,597
Total operating revenues	112,145	100,155	214,474	198,164

Operating expenses:
Operating and maintenance	10,408	9,123	20,863	18,068
SG&A	8,872	10,263	18,297	19,460
Depreciation and amortization	9,555	7,594	18,415	14,857
Total operating expenses	28,835	26,980	57,575	52,385

Operating income	$83,310	$73,175	$156,899	$145,779

OPERATIONAL DATA
Gathered volumes (BBtu per day)
Firm capacity reservation	1,780	1,535	1,754	1,478
Volumetric based services (b)	281	462	253	469
Total gathered volumes	2,061	1,997	2,007	1,947

Capital expenditures	$53,708	$86,278	$102,546	$159,365
(a)	Includes fees on volumes gathered in excess of firm contracted capacity
(b)	Includes volumes gathered under interruptible contracts and volumes gathered in excess of firm contracted capacity.

EQT TRANSMISSION
RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
FINANCIAL DATA	(Thousands, other than per day amounts)
Firm reservation fee revenues	$79,512	$60,284	$171,786	$130,393
Volumetric based fee revenues:
Usage fees under firm contracts (a)	3,503	14,245	6,360	27,674
Usage fees under interruptible contracts	3,806	3,358	9,772	7,597
Total volumetric based fee revenues	7,309	17,603	16,132	35,271
Total operating revenues	86,821	77,887	187,918	165,664

Operating expenses:
Operating and maintenance	10,173	7,230	20,004	15,421
SG&A	7,021	7,866	15,076	16,192
Depreciation and amortization	11,845	6,937	23,532	13,681
Total operating expenses	29,039	22,033	58,612	45,294

Operating income	$57,782	$55,854	$129,306	$120,370

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)	2,218	1,486	2,171	1,554
Firm capacity reservation	21	570	24	528
Volumetric based services (b)	2,239	2,056	2,195	2,082
Total transmission pipeline throughput

Average contracted firm transmission reservation commitments (BBtu per day)
	3,341	2,401	3,542	2,703

Capital expenditures	$29,978	$115,946	$51,367	$176,017
(a)	Includes commodity charges and fees on all volumes transported under firm contracts as well as transmission fees on volumes in excess of firm contracted capacity.
(b)	Includes volumes transported under interruptible contracts and volumes transported in excess of firm contracted capacity.

CONTACT:
EQT analyst inquiries please contact:
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
EQT Midstream Partners / EQT GP Holdings analyst inquiries please contact:
Nate Tetlow – Investor Relations Director, 412-553-5834
ntetlow@eqt.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqt.com